Exhibit 99.2

Dunkin’ Brands Announces Dividend Increase in 2013 First Quarter
Dunkin’ Brands to pay quarterly dividend of 19 cents per share, up 27% from the previous rate of 15 cents

CANTON, Mass. (January 31, 2013) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly dividend of $0.19 per share of common stock, an increase of four cents, or 27 percent, from the prior quarter. The dividend is payable on February 20, 2013 to shareholders of record at the close of business on February 11, 2013.

“We believe that our ability to increase our dividend in our second year as a public company reflects the confidence we have in our business, the sustainability of our cash flow and our commitment to enhance shareholder value,” said Paul Carbone, Chief Financial Officer, Dunkin’ Brands.
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About Dunkin' Brands Group, Inc.
With more than 17,400 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal year 2012, Dunkin' Brands' nearly 100 percent franchised business model included more than 10,400 Dunkin' Donuts restaurants and nearly 7,000 Baskin-Robbins restaurants. For the full-year 2012, the company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Michelle King (Media)
Director, Global Public Relations
Dunkin’ Brands Group, Inc.
michelle.king@dunkinbrands.com
781-737-5200